EXHIBIT 10.9

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE is dated for reference purposes only as August 7, 1998, and is part of that Lease dated October 27, 1993, together with First Amendment to Lease dated July 8, 1995, (collectively, the “Lease”) by and between AMB PROPERTY, L.P., a Delaware limited partnership, Successor-in-Interest to The Equitable Life Assurance Society of the United States, a New York corporation (“Landlord”), and COLLAGEN CORPORATION, a Delaware corporation (“Tenant”), and is made with reference to the following facts:

A.            The Premises currently leased by Tenant pursuant to the Lease consists of 11,200 rentable square feet commonly known as 48340 Milmont Drive, City of Fremont, California.

B.            The Lease Term for said Premises currently expires on January 3, 1999.

C.            Tenant and Landlord have agreed to extend the Term of the Lease.

NOW, THEREFORE, Landlord and Tenant hereby agree that the Summary of Basic Lease Terms is amended as follows:

1.             Landlord’s Name:  The Lease is hereby amended to reflect change in ownership of the above-referenced Premises to AMB PROPERTY, L.P., a Delaware limited partnership.

2.             Lease Term:  Paragraph 2 is hereby amended to provide that the Lease Term shall be extended through and including December 31, 2003. The Commencement Date of the new term shall be January 1, 1999.

3              Landlord’s Address:  Landlord’s address for notices is amended to read:

AMB PROPERTY, L.P.

505 Montgomery Street

6th Floor

San Francisco, CA 94111

4.             Base Monthly Rent:  Commencing January 1, 1999, Paragraph 3 is hereby amended to provide for the Base Monthly Rent as follows:

January 1, 1999, through and including January 31, 1999:	$8,999.74 per month
February 1, 1999, through and including December 31, 1999:	$9,520.00 per month
January 1, 2000, through and including December 31, 2000:	$10,080.00 per month
January 1, 2001, through and including December 31, 2001:	$10,640.00 per month
January 1, 2002, through and including December 31, 2002:	$11,200.00 per month
January 1, 2003, through and including December 31, 2003:	$11,760.00 per month

5.             Security Deposit:  Paragraph 48 is hereby amended to provide for an increase in the Security Deposit of $ 6,608.00 which Tenant has provided Landlord upon signature hereon, for a total of $11,760. 00.

6.             Delivery and Acceptance of Premises:  Delivery and acceptance of the Premises as provided for in Paragraph A above shall be “as is”.

7.             Surrender of Premises:  Article 16 of the Lease is modified to add the following:

Notwithstanding the foregoing, Tenant has installed and shall remove the QA Inspection Lab, quarantine storage cage and the additional fire line installed to support Tenant’s racking system. Removal of the fire line shall include all piping and connections up to the riser. The racking system riser shall be capped.

Tenant has installed the following improvements which shall remain a part of the Premises: air conditioning replacement (AC-8), storage and receiving offices in the front office area and the modified building sprinkler system.

8.             Extended Term: Paragraphs 2 and 3 of Addendum I are deleted and substited with the following:

Landlord hereby grants to Tenant one option to extend the Lease Term for a five (5) year term on the following terms and conditions:

A.            Tenant must give Landlord notice in writing of its exercise of the option in question no earlier than one hundred eight (180) days and no later than one hundred twenty (120) days before the date the Lease Term would end but for said exercise.

B.            Tenant may not extend the Lease Term pursuant to any option granted by this paragraph if Tenant is materially in default beyond any applicable cure period as of the date of exercise of the option in question or as of the date this Lease would have been terminated but for said exercise.

C.            All terms and conditions of this Lease shall apply during the option period, except that the Base Monthly Rent for the option period shall be determined as provided in Paragraph D.

D.            The Base Monthly Rent for the Option Period shall be the greater of (i) one hundred percent (100%) of the Base Monthly Rent due the last month of the previous Lease Term, or (ii) one hundred percent (100%) of the then fair market monthly rent determined as of the commencement of the option period in question based upon like buildings with like improvements in the Fremont area within the boundaries of Highways 680 and 880. If the parties are unable to agree upon the fair market monthly rent for the Premises for the option period in question at least seventy-five (75) days prior to the commencement of the option period in question, then the fair market monthly rent shall be determined by appraisal conducted pursuant to subparagraph E.

E.             In the event it becomes necessary to determine by appraisal the fair market rent of the Premises for the purpose of establishing the Base Monthly Rent during the Option Period, then such fair market monthly rent shall be determined by three (3) real estate appraisers, all of whom shall be members of the American Institute of Real Estate Appraisers with not less than five (5) years experience appraising real property (other than residential or agricultural property) located in Alameda County, California, in accordance with the following procedures:

(1)           The party demanding an appraisal (the “Notifying Party”) shall notify the other party (the “Non-Notifying Party”) thereof by delivering a written demand for appraisal, which demand, to be effective, must give the name, address, and qualifications of an appraiser selected by the Notifying Party. Within ten (10) days of receipt of said demand, the Non-Notifying Party shall select its appraiser and notify the Notifying Party, in writing, of the name, address, and qualifications of an appraiser selected by it. Failure by the Non-Notifying Party to select a qualified appraiser within said ten (10) day period shall be deemed a waiver of its right to select a second appraiser on its own behalf and the Notifying Party shall select a second appraiser on behalf of the Non-Notifying Party within five (5) days after the expiration of said ten (10) day period. Within ten (10) days from the date the second appraiser shall have been appointed, the two (2) appraisers so selected shall appoint a third appraiser. If the two appraisers fail to select a third qualified appraiser, the third appraiser shall be selected by the American Arbitrations Association or if it shall refuse to perform this function, then at the request of either Landlord or Tenant, such third appraiser shall be promptly appointed by the then Presiding Judge of the Superior Court of the State of California for the County of Alameda.

(2)           The three (3) appraisers so selected shall meet in Fremont, California, not later than twenty (20) days following the selection of the third appraiser. At said meeting the appraisers so selected shall attempt to determine the fair market monthly rent of the Premises for the option period in question (including the timing and amount of periodic increases).

(3)           If the appraisers so selected are unable to complete their determinations in one meeting, they may continue to consult at such times as they deem necessary for a fifteen (15) day period from the date of the first meeting, in an attempt to have at least two (2) of them agree. If, at the initial meeting or at any time during said fifteen (15) day period, two (2) or more of the appraisers so selected agree on the fair market rent of the Leased Premises, such agreement shall be determinative and binding on the parties hereto, and the agreeing appraisers shall, in simple letter form executed by the agreeing appraisers, forthwith notify both Landlord and Tenant of the amount set by such agreement.

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(4)           If two (2) or more appraisers do not so agree within said fifteen (15) day period, then each appraiser shall, within five (5) days after the expiration of said fifteen (15) day period, submit his independent appraisal in simple letter form to Landlord and Tenant stating his determination of the fair market rent of the Premises for the option period in question. The parties shall then determine the fair market rent for the Premises by determining the average of the fair market rent set by each of the appraisers. However, if the lowest appraisal is less than eighty-five percent (85%) of the middle appraisal then such lowest appraisal shall be disregarded and/or if the highest appraisal is greater than one hundred fifteen percent (115%) of the middle appraisal then such highest appraisal shall be disregarded. If the fair market rent set by any appraisal is so disregarded, then the average shall be determined by computing the average set by the other appraisals that have not been disregarded.

(5)           Nothing contained herein shall prevent Landlord and Tenant from jointly selecting a single appraiser to determine the fair market rent of the Premises, in which event the determination of such appraisal shall be conclusively deemed the fair market rent of the Premises.

(6)           Each party shall bear the fees and expenses of the appraiser selected by or for it, and the fees and expenses of the third appraiser (or the joint appraiser if one joint appraiser is used) shall be borne fifty percent (50%) by Landlord and fifty percent (50%) by Tenant.

9.             Except as expressly set forth in this Amendment, all terms and conditions of the Lease remain in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment to be effective as of the date first set forth above.

LANDLORD:		TENANT:

AMB PROPERTY, L.P.		COLLAGEN CORPORATION
a Delaware limited partnership		a Delaware corporation

By:	AMB Property Corporation	By:	/s/ Michael Bates
	a Maryland corporation, its general partner		Michael Bates

By:	/s/ John L. Rossi	Its:	VP and General Counsel
	John L. Rossi		[Title]
Its:	Vice President

Dated:	8/18/98	Dated:	8/7/98

3

STANDARD INDUSTRIAL LEASE–MULTI-TENANT, FULL NET

THIS LEASE, dated October 27, 1993, for purposes of reference only, is made and entered into by and between The Equitable Life Assurance Society of the United States  ("Landlord") and Collagen Corporation a Delaware Corporation  ("Tenant").

WITNESSETH:

Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord the Premises described in paragraph 1(c) below for the term and subject to matters of record and to the terms, covenants, agreements and conditions hereinafter set forth, to each and all of which Landlord and Tenant hereby mutually agree.

1.             Definitions.  Unless the context otherwise specifies or requires, the following terms shall have the meanings herein specified:

(a)           The term “Industrial Center” shall mean the parcel and other real property described with precision in Exhibit B, as well as any property interest in the area of the streets bounding the parcel described in Exhibit B, and all other improvements on or appurtenances to said parcel or said streets.

(b)           The term “Building” shall mean the building(s) in which the Premises are located.

(c)           The term “Premises” shall mean the portion of the Building which is crosshatched on the plan(s) included as part of Exhibit A.

(d)           The term “Operating Expenses” shall mean all of the following costs, if any, incurred by Landlord with respect to the Industrial Center and allocable to the Building for:

(i)            the operation, repair, and maintenance, in neat, clean, and good order and condition, of the Industrial Center, including without limitation: (A) all buildings and improvements located thereon, (B) all parking areas, loading and unloading areas, trash areas, roadways, sidewalks, walkways, driveways, landscaped areas, striping, bumpers, irrigation systems, lighting facilities, fences, and gates; (C) trash disposal services; (D) tenant directories; (E) fire detection systems, including sprinkler system maintenance and repair; (F) security services; and (G) any other services to be provided by Landlord described elsewhere in this Lease as an Operating Expense;

(ii)           any deductible portion of an insured loss concerning any of the items or matters described in this subparagraph (d);

(iii)          the cost of the premiums for the insurance policies to be maintained by Landlord under this Lease;

(iv)          the cost of heat, water, sewer, gas, electricity, and any other utilities and services furnished to the Industrial Center, limited to the Common Areas (as defined in paragraph 9 below) (collectively, “Utilities”); and

(v)           such other items as are now or hereafter customarily included in the costs of managing, operating, maintaining, overhauling, and repairing comparable multi-tenant industrial centers in accordance with now or hereafter accepted accounting or management principles or practices, including without limitation reasonable reserves for replacements.

Actual Operating Expenses for each year shall be adjusted to equal Landlord’s reasonable estimate of Operating Expenses had the total rentable area of the Industrial Center been occupied. Landlord and Tenant acknowledge that certain of the costs of management, operation and maintenance of the Industrial Center may be allocated by Landlord exclusively to a single component of the Industrial Center (e.g. to the Building, another building located in the Industrial Center or a parking facility) and certain of such costs may be allocated by Landlord among such components. The determination of such costs and their allocation shall not be inconsistent with generally accepted accounting principles applied on a consistent basis.  Audit Provision – See Addendum I, Item 8

(e)           The term “Property Taxes” shall mean any form of real property tax or assessment and any license fee, commercial rental tax, improvement bond or bonds, levy, or other tax (other than inheritance, personal income, or estate taxes) , general and special, ordinary and extraordinary, foreseen as well as unforeseen, and of any kind or nature whatsoever, imposed on the Industrial Center or applicable tax assessor’s parcel by any authority having the direct or indirect power to tax (including any city, state, or federal government, or any school, agricultural, sanitary, water, fire, street, drainage, or other improvement district thereof) against any legal or equitable interest of Landlord in the industrial Center, the Building, or the Premises, against Landlord’s right to rent or other income therefrom, and against Landlord’s business of leasing the Industrial Center, the Building, or the Premises. The term “real property tax(es)” shall also include any tax, fee, levy, assessment, or charge:  (i) in substitution of, partially or totally, any tax, fee, levy, assessment, or charge: included above within the definition of “real property tax(es),” (ii) that is imposed, added, or increased as a result of a transfer, either partial or total, of Landlord’s interest in the Industrial Center, the Building, or the Premises, or (iii) that is imposed by reason of this transaction, any modifications or changes hereto, or any transfers hereof.

(f)            The term “Tenant’s percentage share” shall mean the percentage figure specified in the Basic Lease information. Tenant acknowledges that the Basic Lease information may set forth different percentage shares of Operating Expenses and Property Taxes or a single percentage share applicable to both.

(g)           The term “Laws” shall mean any federal, state, local and other laws, codes, orders, ordinances, rules, regulations and statutes

2.             Term. The term of this Lease shall commence on the Commencement Date and, unless sooner terminated as hereinafter provided shall end on the Expiration Date, as specified in the Basic Lease Information. Unless otherwise agreed by Landlord and Tenant in this Lease, Tenant agrees to accept the Premises in its “as is” condition on the Commencement Date. If Landlord, for any reason whatsoever, cannot deliver the Premises to Tenant on the Commencement Date, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom, but in that event rental shall be waived for the period between the Commencement Date and the time when Landlord delivers the Premises to Tenant; provided, however, that, if tenant improvements referenced in Addendum I, Paragraph 5 have not been substantially completed by February 15, 1994 this Lease shall be void.

3.             Rental.

(a)           Tenant shall pay to Landlord throughout the term of this Lease as rental for the Premises the sum specified in the Basic Lease Information as the Basic Rent, together with all charges and other amounts required under this Lease as additional rent (“Additional Charges”), including, without limitation, Tenant’s percentage share of the total amount of Operating Expenses paid or incurred by Landlord in each year and Tenant’s percentage share of the total dollar amount of Property Taxes paid by Landlord in each year.

(b)           Notwithstanding the provisions of subparagraph (a) above, Tenant shall not be responsible for paying any portion of any increase in real property tax that is specified in the tax assessor’s records and worksheets as being caused by additional improvements placed upon the Industrial Center by tenants of other premises in the Industrial Center or by Landlord for the exclusive enjoyment of such other tenants. Tenant shall, however, pay to Landlord at the time payments on account of Tenant’s percentage share of Property Taxes are payable under paragraph 4 below the entirety of any increase in real property tax if assessed solely by reason of additional improvements placed upon the Premises by Tenant or at Tenant's request.

(c)           Rental shall be paid to Landlord on or before the Commencement Date and on or before the first day of each and every successive calendar month thereafter during the term of this Lease. In the event the term of this Lease commences on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, the monthly rental for the first and last fractional months of the term hereof shall be appropriately prorated.

(d)           All sums of money due from Tenant hereunder not specifically characterized as rental shall constitute additional rent, and if, any such sum is not paid when due it shall nonetheless be collectible as additional rent with the next installment of rental thereafter falling due, but nothing contained herein shall be deemed to suspend or delay the payment of any sum of money at the time it becomes due and payable hereunder, or to limit any other remedy of Landlord.

(e)           The term “rent” as used in this Lease shall refer collectively to the Basic Rent and to all additional rent, Additional Charges and other sums payable hereunder. Tenant hereby acknowledges that late payment by Tenant to Landlord of rent and other sums due hereunder after the expiration of any applicable grace period will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any trust deed covering the Premises. Accordingly, if any installment of rent or any other sums due from Tenant shall not be received by Landlord when due or if a grace period is applicable, prior to the expiration of the grace period, Tenant shall pay to Landlord a late charge equal to 5% of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant based upon the circumstances existing as of the date of this Lease.

4.             Additional Charges for Operating Expenses and Property Taxes.

(a)           This Lease is intended to be a completely net lease. The Basic Rent owing hereunder is to be paid by Tenant absolutely net of all costs and expenses relating to Landlord’s ownership and operation of the Building. The provisions of this paragraph 4 for the payment of Tenant’s percentage share of Property Taxes and Tenant’s percentage share of Operating Expenses are intended to pass on to Tenant its share of all such costs and expenses.

(b)           With respect to each calendar year during the term of this Lease, Tenant shall pay to Landlord as Additional Charges, at the times hereinafter set forth, an amount equal to Tenant’s percentage share of Operating Expenses and Property Taxes. Prior to or anytime after the commencement of any calendar year Landlord may, but shall not be required to, notify Tenant of Landlord’s estimate of the amount of Operating Expenses and Property Taxes for such current calendar year (“Estimated Taxes and Expenses”). Tenant shall pay to Landlord on the first day of each calendar month during such current calendar year one-twelfth (1/12) of the amount of any such Estimated Taxes and Expenses for such current calendar year. If at any time or times Landlord determines that the amount of Tenant’s percentage share of Operating Expenses or Property Taxes payable by Tenant for the current year will vary from its estimate by more than 5%, Landlord may, by notice to Tenant, revise Landlord’s estimate for such year, and subsequent payments by Tenant for such year shall be based on such revised estimate. Following the close of each calendar year, Landlord shall deliver to Tenant a statement of the actual amount of Tenant’s percentage share of Operating Expenses and Property Taxes for the immediately preceding year, accompanied by a statement made by an accounting or auditing officer designated by Landlord showing the Operating Expenses and Property Taxes for such year. The statement of such accounting or auditing officer shall be final and binding upon Landlord and Tenant. All amounts payable by Tenant as shown on such statement, less any amounts theretofore paid by Tenant on account of Estimated Taxes and Expenses for such calendar year made pursuant to this paragraph 4, shall be paid by or, if Tenant theretofore shall have paid more than such amounts, reimbursed to Tenant within ten (10) days after delivery of such statement to Tenant.

(c)           If the Expiration Date of this Lease is a day other than the last day of a calendar year, the amount of any Operating Expenses and Property Taxes payable by Tenant for the calendar year in which the Expiration Date occurs shall be prorated on the basis by which the number of days from the commencement of such calendar year to and including the

Expiration Date bears to 365 and shall be due and payable when rendered notwithstanding termination of this Lease. Tenant’s percentage share of Operating Expenses and Property Taxes allocable to the calendar year in which the Expiration Date occurs shall be deemed to have been incurred evenly over the entire twelve-month period of that calendar year.

5.             Use. The Premises shall be used and occupied only for the use described in the Basic Lease Information and for no other use or purpose without obtaining the prior written consent of Landlord which may be granted or denied in Landlord’s sole discretion.

6.             Quiet Enjoyment. Provided Tenant performs its obligations hereunder, Tenant shall lawfully and quietly occupy the Premises during the term of this Lease without hindrance or molestation by Landlord, subject, however, to applicable Laws, matters of record and the provisions of this Lease.

7.             Personal Property Taxes. Tenant shall pay prior to delinquency all taxes assessed against and levied upon trade fixtures, furnishings, equipment, and all other personal property of Tenant contained in the Premises or elsewhere.

8.

9.             Common Areas.

(a)           The term “Common Areas” shall mean all areas and facilities outside the Premises and within the exterior boundary line of the Industrial Center that are provided and designated by Landlord from time to time for the general non-exclusive use of Landlord, Tenant, and other tenants of the Industrial Center and their respective employees, suppliers, shippers, customers, and invitees, including parking areas, loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, driveways, and landscaped areas.

(b)           During the term of this Lease, Tenant and its employees, agents, suppliers, shippers, customers, and invitees shall have the non-exclusive right to use, in common with others entitled to such use, the Common Areas as they exist from time to time, subject to any rights, powers, and privileges reserved by Landlord under the terms hereof. Under no circumstances shall Tenant’s right to use the Common Areas be deemed to include the right to store any property, temporarily or permanently, in the Common Areas. Any such storage shall be permitted only by the prior written consent of Landlord or Landlord’s designated agent, which consent may be revoked at any time. In the event that any unauthorized storage shall occur, Landlord shall have the right, without notice, in addition to such other rights and remedies it may have, to remove the property and charge the cost to Tenant, which cost shall be immediately payable upon demand.

(c)           Landlord, or such other persons as Landlord may appoint, shall have the exclusive control and management of the Common Areas.

(d)           Landlord shall have the right, in its sole discretion, from time to time: (i) to make changes to the

Common Areas, including without limitation changes in the location, size, shape, and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, and walkways, (ii) to close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available, (iii) to designate other land outside the boundaries of the Industrial Center to be a part of the Common Areas, (iv) to add additional buildings and improvements to the Common Areas, (v) to use the Common Areas while engaged in making additional improvements, repairs, or alterations to the Industrial Center, or any portion thereof, and (vi) to do and perform such acts and make such other change in, to, or with respect to the Common Areas and Industrial Center as Landlord may, in the exercise of sound business judgment, deem to be appropriate.

10.           Property Insurance. Landlord shall, at Tenant’s sole cost and expense, keep the Premises insured for the benefit of Landlord and Tenant in such amounts and with such coverages as Landlord may reasonably determine to be adequate.

11.           Liability Insurance. Tenant shall, at its sole cost and expense, maintain during the term of this Lease for the mutual benefit of Landlord (its agents and employees) and Tenant, general public liability insurance with combined single limits of protection of not less than $2,000,000.00. Such policy of insurance shall be in form and substance (and written by a company) satisfactory to Landlord.  Tenant shall deliver promptly to Landlord a copy of such policy, or, at Landlord’s option, a certificate evidencing the existence of such insurance. Tenant shall cause to be delivered to Landlord a notice of renewal not less than thirty (30) days prior to the expiration of the policy, and, not less than five (5) days after any premium on such policy shall be due and payable, evidence of such payment. This insurance shall be primary insurance to any other insurance that may be available to Landlord. Any other insurance available to Landlord shall be non-contributing with and excess to this insurance.

12.           Loss Payable Requirements. All policies of insurance required hereunder shall provide that the proceeds thereof shall be payable to Tenant and Landlord, as their respective interests may appear, and, if Landlord so elects, the policies referenced in paragraph 10 may be payable also to the holder of any of Landlord’s mortgages or deeds of trust on the Premises as the interest of such holder may appear, pursuant to a standard mortgagee clause or a loss payable clause.

13.           Waiver of Subrogation. Landlord and Tenant each hereby releases the other from any and all claims, and waives its entire right of recovery against the other, for loss or damage arising out of or incident to the perils insured against under paragraphs 10 and 11 above to the extent such loss or damage is insured against under such policies, whether due to the negligence of Landlord or Tenant or the agents, employees, contractors, or invitees of either of them.

14.           Landlord’s Right to Perform Tenant’s Covenants. Tenant agrees that, if Tenant shall at any time fail to make any payment or perform any other act to be made or performed by it under this Lease, Landlord may, but shall not be obligated to, make such payment or perform such other act to the extent Landlord may deem desirable, with full right of offset, and

* but in no event will the common areas be altered as to interfere with access to the loading dock area of the Premises without waiving or releasing Tenant from any obligation under this Lease. All sums so paid by Landlord and all expenses paid in connection therewith, including without limitation attorneys’ fees, together with interest thereon at the Default Interest Rate (defined in paragraph 50) from the date of such payment, shall be paid by Tenant to Landlord on demand.

15.           Maintenance and Repair.

(a)           Landlord’s Obligations. Subject to the provisions of subparagraph(b) and paragraphs 23 and 24 below, and except for damage caused by any negligent or intentional act or omission of Tenant or any of Tenant’s employees, suppliers, shippers, customers, or invitees, in which event Tenant shall repair the damage, Landlord, at Landlord’s expense, subject to reimbursement pursuant to paragraph 4 above, shall keep in good condition and repair the foundations, exterior walls, structural condition of interior bearing walls, and roof of the Premises, as well as the parking lots, walkways, driveways, landscaping, fences, signs, and utility installations of the Common Areas, and shall provide the services for which Operating Expenses are payable pursuant to paragraph 3. Except for obligations specifically undertaken by Landlord in this subparagraph (a), Landlord shall have no obligation, in any manner whatsoever, to repair or maintain the Premises. Landlord shall have no obligation to make repairs under this subparagraph (a) until a reasonable time after receipt of written notice from Tenant of the need for such repairs. In no event shall Landlord be liable for damages or loss of any kind or nature by reason of Landlord’s failure to furnish any Common Area services when such failure is caused by accident, breakage, repairs, strikes, lockout, or other labor disturbances or disputes of any character, or by any other cause beyond the reasonable control of Landlord.

(b)           Tenant’s Obligations. Except for those areas that are Landlord’s responsibility pursuant to subparagraph (a) above, Tenant shall, at Tenant’s sole cost and expense, keep the entire Premises secure, clean and in good order, condition, and repair, and shall make promptly all necessary repairs, interior and exterior, ordinary as well as extraordinary, foreseen as well as unforeseen. When used in this paragraph, the term “repair(s)” shall include alterations, replacements, and renewals. All repairs shall be equal in quality and class to the original work.

16.           Surrender of Premises. Upon expiration or any sooner termination of this Lease, Tenant shall surrender to Landlord the entire Premises, together with all Alterations (defined in paragraph 24 below), in the same condition as when received or installed*, ordinary wear and tear excepted, and clean and free of debris and free of any liens created or suffered to be created by Tenant. Tenant may, and upon Landlord’s request shall, remove any trade fixtures or personal property belonging to Tenant, provided that Tenant shall perform prior to the expiration of the term of this Lease all restoration made necessary by such removal. Landlord may, at Tenant’s expense, retain or dispose of in any manner any Trade Fixtures or personal property of Tenant that Tenant does not remove from the Premises upon expiration or termination of the Lease term, in which case title thereto shall vest in Landlord. The term “Trade Fixtures” as used herein shall mean all fixtures, equipment, and personal property owned by Tenant and used in connection with the operation of any business on the Premises, whether or not affixed to the Building.

*  Tenant shall have no obligation to remove demising wall

17.           Service Contracts. Tenant shall, at Tenant’s sole cost and expense, enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor for servicing all hot water, heating, and air conditioning systems, elevators (if there be any) and equipment within the Premises. The maintenance contractor and the contract shall be subject to the approval of Landlord. The contract shall include all services suggested by the equipment manufacturers and shall become effective, and a copy thereof shall be delivered to Landlord, within thirty (30) days of the date Tenant takes possession of the Premises.

18.           Waste. Tenant shall not do or suffer any waste or damage, disfigurement, or injury to the Premises or permit or suffer any overloading of the floors of the Building.

19.

20.           Waiver of Repair and Deduct. Tenant hereby waives any and all rights it may have to make repairs at Landlord’s expense or in lieu thereof to vacate the Premises as provided in California Civil Code Section 1942 or any other law, statute, or ordinance now or hereafter in effect.

21.           Compliance With Laws. Tenant shall, at Tenant's sole cost and expense, comply promptly with all Laws and with the recommendations of any insurer under any policies required under this Lease, that may be applicable to the Premises or the use thereof.

22.           Hazardous Materials.          See Addendum I, Item 9

23.           Alterations.  Expect for non-structural alterations costing less than $5,000, Tenant shall not alter the Premises without the prior written consent of Landlord, which consent may not be unreasonably withheld or delayed.

24.           Property of Landlord. All repairs, improvements, changes, alterations, made or installed by Tenant (collectively, "Alterations") shall immediately upon completion or installation thereof be and become the property of Landlord without payment therefor by Landlord.

25.           Damage or Destruction. Subject to the other provisions of this paragraph, if the Premises or any portion thereof becomes damaged or wholly or partially untenantable because of fire, earthquake, act of God, the elements or other casualty, Landlord shall repair such damage with and to the extent of the insurance proceeds made available to Landlord for such purpose. However, if in Landlord’s opinion such repairs cannot be made within one hundred eighty (180) days, Landlord shall so notify Tenant in writing within sixty (60) days of the date of such damage. In such event, either Tenant or Landlord may terminate this Lease within thirty (30) days after Landlord's notice. Termination shall be effected by written notice delivered to the other party within said thirty (30) day period. If this Lease is not so terminated, it shall remain in full force and effect except that if such damage is not the result of the negligence or willful misconduct of Tenant or Tenant’s employees or invitees, an abatement of Basic Rent shall be allowed Tenant for such part of the Premises as shall be rendered unusable by Tenant in the conduct of its business during the time such part is so unusable.

26.           Waiver. Tenant hereby waives California Civil Code Sections 1932, 1933, 1941 and 1942 and the provisions of any other law now or hereafter in effect that would relieve Tenant from any obligation to pay rent under this Lease except to the extent expressly provided in this Lease.

27.           Condemnation.

(a)           If the Premises or any portion thereof are taken under the power of eminent domain (hereinafter referred to as “Condemnation”), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever occurs first. If more than 50% of the floor area of the Premises is taken by Condemnation, then at Tenant’s option, exercisable only in writing and within ten (10) days after Landlord shall have given Tenant written notice of such taking (or, in the absence of such notice, within ten (10) days after the condemning authority shall have taken possession), and provided that Tenant is not in default under this Lease, Tenant may terminate this Lease as of the date the condemning authority takes possession. If Tenant does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the rent shall be reduced in the proportion that the floor area of the portions of the Premises taken bears to the total floor area of the Premises at the time of the taking. No reduction of rent shall occur if no portion of the area taken contains any portion of the Premises.

(b)           In the event any portion of the Premises is taken by Condemnation, Landlord shall be entitled to and shall receive the total award made in such Condemnation, which award Tenant hereby assigns to Landlord, except that Tenant shall be entitled to receive such portion of the award as may be specifically allocated in such proceedings to compensation for Tenant’s Trade Fixtures and Tenant’s relocation expenses.

(c)           If less than the entire Premises shall be taken by Condemnation, and this Lease is not terminated pursuant to subparagraph (a) above, with the net amount of any award received by landlord in any proceeding for physical damage to the Building after deducting all of Landlord’s costs and expenses of collection, including without limitation attorneys’ fees, Landlord shall promptly restore that portion of the Building not so taken to a complete architectural unit.

28.           Tenant’s Work. All work done by Tenant in or about the Premises (hereinafter called the “Work”) shall be done in all cases subject to the following conditions, each of which Tenant covenants to observe and perform:

(a)           No Work involving any structural change and no Work involving any alteration, restoration, or rebuilding costing more than $5,000 shall be undertaken until detailed plans and specifications have first been submitted to and approved in writing by Landlord;

(b)           No Work involving a cost, as reasonably estimated by Tenant, of more than $5,000 shall be undertaken except under the supervision of an architect or engineer approved in writing by Landlord (unless such requirement is waived by Landlord in writing), which approval shall not be unreasonably withheld; and

(c)            All Work shall be (i) commenced only after reasonable notice to Landlord and only after all required local and other governmental permits and authorizations have been obtained, (ii) done in a good and workmanlike manner, (iii) performed in compliance with the building and zoning laws and with all other applicable Laws and in accordance with the recommendations of any insurer under any policies required by this Lease, and (iv) completed promptly and free of liens.

29.           Mechanic’s Liens.   Tenant shall not suffer or permit any mechanics or other liens (or claims thereof) to be filed against the Premises or Tenant’s leasehold interest therein or hereunder by reason of work, labor, services, or materials supplied or claimed to have been supplied to Tenant or anyone holding the Premises or any part thereof through or under Tenant. Landlord shall have the right at all reasonable times to post and keep posted on the Premises any notices that Landlord may deem necessary or advisable for the protection of Landlord and the Premises from mechanics’ liens. If any such liens (or claims thereof) shall at any time be filed against the Premises, Tenant shall cause the same to be discharged of record within forty-five (45) days after the date of filing.

30.           Financial Statements. Upon the request of Landlord, Tenant shall provide to Landlord from time to time, at no expense to Landlord, copies of such financial statements with respect to Tenant as may have been prepared by or for Tenant.

31.           Landlord’s Entry. Tenant agrees to permit Landlord and any authorized representatives of Landlord to enter the Premises with reasonable frequency during usual business hours* or at any other time in case of emergency, (a) to inspect the Premises and, if Landlord so desires, but without implying any obligation of Landlord to do so, to make any repairs deemed necessary or desirable by Landlord and to perform any work in the Premises deemed necessary by Landlord to comply with any,. Laws or the recommendations of any insurer, and (b) during the final year of the term of this Lease, for the purpose of leasing the Premises, during which one-year period Landlord may display on the Premises, in such manner as not to interfere unreasonably with Tenant’s business, usual “For Sale” or “To Let” signs.

*provided Landlord gives 24 hour telephone notice of entry

32.           Assignment and Subletting.

(a)             Tenant shall not, without the prior consent of Landlord, which consent shall not be unreasonably withheld by Landlord, transfer, assign or hypothecate this Lease or any interest herein, sublet the Premises or any part thereof, or permit the use of the Premises by any party other than Tenant. This Lease shall not, nor shall any interest herein, be assignable as to the interest of Tenant by operation of law without the consent of Landlord, which consent shall not be unreasonably withheld. Any of the foregoing acts without such consent shall be void and shall, at the option of Landlord, terminate this Lease. In connection with each consent requested by Tenant, Tenant shall submit to Landlord the terms of the proposed transaction, the identity of the parties to the transaction, the proposed documentation for the transaction, and all other information reasonably requested by Landlord concerning the proposed transaction and the parties involved.

(b)             If the Tenant is a privately held corporation, or is an unincorporated association or partnership, the transfer (except pursuant to a public offering), assignment, or hypothecation of any stock or interest in such corporation, association, or partnership in excess of fifty percent (50%) in the aggregate shall be deemed an assignment or transfer within the meaning and provisions of this paragraph. If Tenant is a publicly held corporation, the public offering or trading of stock in Tenant shallnot be deemed an assignment or transfer within the meaning of this paragraph.

(c)             Without limiting the other instances in which it may be reasonable for Landlord to withhold its consent to an assignment or subletting, Landlord and Tenant acknowledge that it shall be reasonable for Landlord to withhold its consent in the following instances:

(1)      if at the time consent is requested or at any time prior to the granting of consent, Tenant is in default under this Lease or would be in default under this Lease but for the pendency of any grace or cure period specified in this Lease;

(2)      if the proposed assignee or sublessee is a governmental agency;

(3)      if, in Landlord’s reasonable judgment, the use of the Premises by the proposed assignee or sublessee would involve occupancy in violation of this Lease; or

(4)      if, in Landlord’s reasonable judgment, the financial worth of the proposed assignee or sublessee does not meet the current credit standards applied by Landlord or its investment advisors for a new tenant of the Premises.

(d)             If at any time during the term of this Lease Tenant desires to assign its interest in this Lease or sublet all or any part of the Premises, Tenant shall give notice to Landlord setting forth the terms of the proposed assignment or subletting (“Tenant’s Notice”). Landlord shall have the option, exercisable by notice given to Tenant within thirty (30) days after Tenant’s Notice is given (“Landlord’s Option Period”), either (1) to consent to the assignment in which event the provisions of subparagraph (g) shall be applicable, or to consent to the subletting in which event the provisions of subparagraph (h) shall be applicable; (2) to become the assignee or sublessee of Tenant (instead of the entity specified in Tenant’s Notice) upon the terms set forth in Tenant’s Notice; (3) in the event of (A) a proposed assignment, or (B) a proposed subletting of the entire Premises, or a portion of the Premises for all or substantially all of the remainder of the term, to terminate this Lease with respect to, and to retake possession of, the space in question, together with, if only a portion of the Premises is involved, such rights of access to and from such portion as may be reasonably required for its use and enjoyment. If Landlord does not exercise one of such options, Tenant shall be free for a period of one hundred twenty (120) days after Landlord’s Option Period, to assign its entire interest in this Lease or to sublet such space to the entity specified in Tenant’s Notice upon the terms set forth therein or to any third party upon the same terms set forth in Tenant’s Notice, subject to obtaining Landlord’s prior consent as hereinabove provided.

(e)             Notwithstanding the provisions of subparagraphs (a) and (b) above, Tenant may assign this Lease or sublet the Premises or any portion thereof, with prior notice to Landlord but without the necessity of Landlord’s consent and without extending any option to Landlord pursuant to subparagraph (d) above, to any corporation which controls, is controlled by or is under common control with Tenant, or to any corporation resulting from the merger or consolidation with Tenant.

(f)              No sublessee (other than Landlord if it exercises its option pursuant to subparagraph (d) above) shall have a right further to sublet without Landlord’s prior consent, which Tenant acknowledges may be withheld in Landlord’s absolute discretion, and any assignment by a sublessee of its sublease shall be subject to Landlord’s prior consent in the same mariner as if Tenant were entering into a new sublease. No sublease, once consented to by Landlord, shall be modified or terminated by Tenant without Landlord’s prior consent, which consent shall not be unreasonably withheld.

(g)             In the case of an assignment to an entity other than Landlord, any sums or other economic consideration received by Tenant as a result of such assignment shall be split 50/50 with Landlord after first deducting the unamortized cost of leasehold improvements made to the Premises at Tenant’s sole cost, and the cost of any real estate commissions incurred by Tenant in connection with such assignment.

(h)             In the case of a subletting to an entity other than Landlord, any sums or economic consideration received by

Tenant as a result of such subletting shall be split 50/50  with Landlord after first deducting (1) the rental due hereunder, prorated to reflect only rental allocable to the sublet portion of the Premises, (2) the cost of leasehold improvements made to the sublet portion of the Premises at Tenant’s sole cost, amortized over the term of this Lease except for leasehold improvements made by Tenant for the specific benefit of the sublessee, which shall be amortized over the term of the sublease, and (3) the cost of any real estate commissions incurred by Tenant in connection with such subletting, amortized over the term of the sublease, (4)  legal fees in connection with such subletting, (5)  advertising fees related to subletting

(i)              Regardless of Landlord’s consent, no subletting or assignment (except to Landlord pursuant to the provisions of subparagraph (d) above) shall release Tenant of Tenant’s obligation or alter the primary liability of Tenant to pay the rent and to perform all other obligations to be performed by Tenant hereunder. The acceptance of rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. In the event of default by any assignee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee or successor. Landlord may consent to subsequent assignments or subletting of this Lease or amendments or modifications to this Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto, and such action shall not relieve Tenant of liability under this Lease.

(j)              In the event Tenant shall assign this Lease or sublet the Premises or request the consent of Landlord to any assignment, subletting, hypothecation or other action requiring Landlord’s consent hereunder, then Tenant shall pay Landlord’s then reasonable and standard processing fee and Landlord’s reasonable attorneys’ fees incurred in connection therewith, which shall not exceed $500.

33.             Subordination. At Landlord’s option, this Lease shall be subordinate to any ground lease, mortgage, deed of trust, or any other hypothecation or security now or hereafter placed upon the Premises and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements, and extensions thereof. Notwithstanding such subordination, Tenant’s right to a quiet possession of the Premises shall not be disturbed if Tenant is not in default and so long as Tenant shall pay the rent and observe and perform all of the provisions of this Lease, unless this Lease is otherwise terminated pursuant to its terms. If any mortgagee, trustee, or ground lesser shall elect to have this Lease prior to the lien of its mortgage, deed of trust, or ground lease, and shall give written notice thereof to Tenant, this Lease shall be deemed prior to such mortgage, deed of trust, or ground lease, whether this Lease is dated prior or subsequent to the date of such mortgage, deed of trust, or ground lease or the date of the recording thereof.

34.            Attornment. In the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under, any mortgage or deed of trust now or hereafter on the Premises or any part thereof, Tenant shall, if so requested by the purchaser upon such foreclosure or sale or the grantee under a deed in lieu of foreclosure, attorn to such purchaser or grantee and recognize such purchaser or grantee as the Landlord under this Lease.

35.           Indemnification. Tenant agrees to indemnify, defend, and save Landlord harmless from and to reimburse Landlord for any and all claims arising from (a) the conduct or management of, or any work or thing whatsoever done in or about, the Premises during the term of this Lease, (b) any condition existing during the term of this Lease of (i) the Premises, (ii) any street, curb, or sidewalk adjoining the Premises, or (iii) any vaults, passageways, or spaces therein or appurtenant thereto, (b) any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease, (c) any act or negligence of Tenant or any of its agents, contractors, servants, employees, or licensees, (d) any accident, injury, or damage whatsoever caused to any person, firm, or corporation occurring during the term of this Lease in or about the Premises or upon or under the sidewalks or the land adjacent thereto, and (e) any and all costs, counsel fees, expenses, and liabilities incurred in connection with the such claim or action or proceeding brought thereon, except to the extent that any of the above–described claims arise out of any gross negligence or wilful misconduct of Landlord. In case any action or proceeding be brought against Landlord by reason of any such claim, Tenant, upon notice from Landlord, covenants to resist or defend such action or proceeding by counsel satisfactory to Landlord.

36.           Attorneys’ Fees. If any action arising out of this Lease is brought by either party hereto against the other, then and in that event the unsuccessful party to such action shall pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees, incurred by such prevailing party, and if the prevailing party shall recover judgment in such action, such costs, expenses and attorneys’ fees shall be included in and as part of such judgment.

37.           No Representations. Landlord has made no representations of any nature whatsoever in connection with the condition of the Premises or any part thereof, and Landlord shall not be liable for any defects therein, except as herein expressly provided.

38.           Events of Default. The following events shall be deemed to be events of default by Tenant under this Lease:

(a)           The failure of Tenant to pay any installments of Basic Rent or additional rent when due, or any other payment or reimbursement to Landlord required herein when due, where such failure shall continue for a period of five (5) days after written notice of such failure;

(b)           (i)  The application by Tenant for consent to the appointment of a receiver, trustee, or liquidator of Tenant or of all or a substantial part of Tenant’s assets, (ii) Tenant's insolvency or admission in writing of its inability to pay its debts as they come due, (iii) the making by Tenant of any general arrangement or assignment for the benefit of creditors, (iv) Tenant becomes a “debtor” as defined in 11 U.S.C. Section 101 or any successor statute thereto (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days), (v) the appointment of a trustee or receiver to take possession of all or substantially all of

Tenant’s assets located at the Premises or of Tenant’s interest in this Lease (unless possession is restored to Tenant within thirty (30) days), (vi) the attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease (unless such seizure is discharged within thirty (30) days), or (vii) any transfer of Tenant’s assets in fraud of its creditors;

(c)             The failure of Tenant to comply with any other term, provision, or covenant of this Lease, where such failure shall continue for a period of twenty (20) days after written notice thereof to Tenant, provided, however, that if such failure cannot reasonably be cured within twenty (20) days, Tenant shall not be deemed in default with respect to such failure if Tenant commences to cure such default within said twenty (20) day period and thereafter diligently and continuously prosecutes such cure to a prompt completion. In the event Landlord serves Tenant with a “Notice to Perform or Quit” pursuant to applicable unlawful detainer statutes, such notice shall also constitute the notice required by this subsection, provided that such notice gives Tenant at least twenty (20) days in which to perform or quit; or

(d)             Tenant shall have been served with three or more notices of default hereunder, or under any applicable statute, within any twelve–month period, whether or not the defaults in question were cured.

39.           Landlord’s Remedies. Upon the occurrence of any event of default by Tenant, Landlord may, at its option and without any further notice or demand (in addition to any other rights and remedies under this Lease, at law or in equity) do any of the following:

(a)             Landlord shall have the right, so long as such default continues, to give notice of termination to Tenant. On the date specified in such notice (which shall not be less than three (3) days after the giving of such notice) this Lease shall terminate;

(b)             In the event of any such termination of this Lease, Landlord may then or at any time thereafter re–enter the Premises and remove therefrom all persons and property and again repossess and enjoy the Premises, without prejudice to any other remedies that Landlord may have by reason of Tenant’s default or of such termination;

(c)             In the event of any such termination of this Lease, Landlord may recover damages which shall include, without limitation: (1) the amount at the time of award (computed by discounting, such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent) of (A) unpaid rent earned at the time of termination, (B) the amount by which the unpaid rent that would have been earned during the period from termination until the award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided, and (C) the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; (2) all legal expenses and other related costs incurred by Landlord following Tenant’s default; (3) all costs incurred by Landlord in restoring the Premises to good order and condition, or, to the extent reasonably necessary to accomplish such reletting, in remodeling, renovating, or otherwise preparing the Premises for reletting; and (4) all other costs (including without limitation any brokerage commissions) incurred by Landlord in reletting the Premises;

(d)             Following the termination of this Lease (or upon Tenant’s failure to remove its personal property from the Premises after the expiration of the term of this Lease), Landlord may remove any and all personal property located in the Premises and sell or place such property in a public or private warehouse or elsewhere at the sole cost and expense of Tenant in accordance with applicable Laws. Tenant waives all claims for damages that may be caused by Landlord’s removing, storing or selling the property as herein provided;

(e)             Landlord shall have the right to cause a receiver to be appointed in any action against Tenant to take possession of the Premises and to collect the rents or profits derived therefrom. The appointment of such receiver shall not constitute an election on the part of Landlord to terminate this Lease unless notice of such intention is given to Tenant; or

(f)              Landlord shall have the remedy described in California Civil Code Section 1951.4 (i.e. Landlord may continue this Lease in effect after Tenant’s abandonment and recover rent as it becomes due, because Tenant has the right to sublet or assign, subject only to reasonable limitations). Even though Tenant has breached this Lease and abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession, and Landlord may enforce all its rights and remedies under this Lease, including the right to recover rent in periodic actions as it becomes due under this Lease. In such event, Landlord may re-enter the Premises and remove all persons and property if the Premises have not been vacated, using any available summary proceedings, without such re-entry or removal being deemed a termination or acceptance of surrender of this Lease. Landlord may then elect to relet the Premises for the account of Tenant for a period that may extend beyond the term hereof, and upon such other terms as Landlord may reasonably deem appropriate. Tenant shall reimburse Landlord upon demand for all costs incurred by Landlord in connection with such reletting, including without limitation necessary restoration, renovation, or improvement costs, attorneys’ fees, and brokerage commissions. The proceeds of such reletting shall be applied first to any sums then due and payable to Landlord from Tenant, including the reimbursement described above. The balance, if any, shall be applied to the payment of future rent as it becomes due hereunder.

40.           Cumulative Remedies. The specified remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may be entitled, either at law or in equity, in case of any breach or threatened breach by Tenant of any covenant, agreement, or condition of this Lease.

41.           No Waivers. The failure of Landlord to insist in any one or more instances upon the strict performance or observance of any of the covenants, agreements, or conditions of this Lease or to exercise any option herein contained shall not be construed as a waiver or a relinquishment of future performance or observance of such covenant, agreement, or condition or exercise of such option.

42.           Application of Tenant Deposits. In the event of any default by Tenant under this Lease, Landlord may, at its option,

apply on account of such default any monies (and the proceeds of any and all other security) deposited by or for the account of Tenant under any provision of this Lease. Tenant shall not be entitled to interest on any monies so deposited.

43.           Holding Over. Tenant covenants that it will vacate the Premises immediately upon the expiration or sooner termination of this Lease. If, with Landlord’s consent, Tenant retains possession of the Premises or any part thereof after the expiration or termination hereof, Tenant shall pay Landlord rent at 150% of the monthly rate specified in paragraph 3 for the time Tenant thus remains in possession. The provisions of this paragraph do not exclude Landlord’s rights of re–entry or any other right hereunder, including without limitation the right to refuse triple the monthly rent and instead to remove Tenant through summary proceedings for holding over beyond the expiration of the term of this Lease.

44.           Notices. All notices, demands, and requests that may or are required to be given by either party to the other shall be in writing and shall be deemed given when sent by United States Certified Mail, postage prepaid, and addressed as follows: (a) to Tenant at the address specified in the Basic Lease Information, or at such other place as Tenant may from time to time designate by written notice to Landlord, or (b) to Landlord at the address specified in the Basic Lease Information, or at such other places as Landlord may from time to time designate by written notice to Tenant.

45.           Limitation of Landlord’s Liability. In the event of a sale or transfer by Landlord of its interest in the Premises or this Lease, such sale or transfer shall operate to release the transferor from all liability for the performance of the obligations of Landlord hereunder, expressed or implied, from and after the date of such transfer, and Tenant agrees thereafter to look solely to the successor in interest of Landlord in and to this Lease for the performance thereafter of Landlord’s obligations hereunder. Landlord may transfer to its successor in interest the Security Deposit (and all other forms of security) given by or for Tenant to Landlord and thereupon Landlord shall be discharged from any further liability with respect thereto.

46.           Estoppel Certificates. At any time and from time to time upon not less than ten (10) days prior request by Landlord, Tenant agrees to execute, acknowledge, and deliver to Landlord a statement in writing certifying that (a) this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and identifying the modifications), (b) the dates to which Basic Rent, additional rent, and other charges have been paid, and (6) whether there is then existing any claim by Tenant of default hereunder by Landlord and, if so, specifying the nature thereof. It is intended that any such statement may be relied upon by any person proposing to acquire Landlord’s interest in this Lease or any prospective mortgagee of, or assignee of any mortgage upon, such interest.

47.           Brokerage. Tenant represents and warrants that it has dealt with no broker, agent, or other person in connection with this transaction and that no other broker, agent, or other person brought about this transaction, other than the Brokers listed in the Basic Lease Information, and Tenant agrees to indemnify and hold Landlord harmless from and to reimburse

Landlord for any and all claims by any other broker, agent, or person claiming a commission or other form of compensation by virtue of having dealt with Tenant with respect to this leasing transaction. The provisions of this paragraph shall survive the termination of this Lease.

48.           Security Deposit. Tenant shall, upon execution of this Lease, deposit with Landlord the sum specified in the Basic Lease Information as security for the full and faithful performance of every provision of this Lease to be performed by Tenant (the “Security Deposit”). If Tenant defaults with respect to any provision of this Lease, Landlord may use, apply, or retain all or any part of the Security Deposit for the payment of Basic Rent or any other sum in default, for the payment of any other amount that Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss, cost, or damage that Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount. Landlord shall not be required to keep the security Deposit separate from its general funds and Tenant shall not be entitled to interest on such deposit.

49.           Signage.  Tenant shall not place or permit on the outside of the Premises any sign, advertisement, illumination, projection, or similar thing (a “Sign”), unless (a) Landlord has given its prior written consent thereto, which shall not be unreasonably withheld, and (b) such Sign complies with applicable law.

50.           Miscellaneous. This Lease cannot be changed orally, but only by agreement in writing signed by the party against whom, or against whose successors and assigns, enforcement of the change is sought. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger as to any existing subtenancies and shall, at the option of Landlord, terminate any and all such existing subtenancies or, at Landlord’s option, operate as an assignment to it of any and all such subtenancies, The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. If there is more than one tenant, the obligations hereunder imposed upon the tenant shall be joint and several. This Lease shall be construed and enforced in accordance with the laws of the State in which the Premises are situated. The term “Default Interest Rate” shall mean an annual rate equal to 4% over the annual prime rate of interest announced publicly by Citibank, N.A. in New York, New York from time to time or the maximum intexest rate permitted by law, whichever is less. Any amount due from Tenant, if not paid when first due, shall bear interest at the Default Interest Rate from the date due until paid. If any covenant, agreement, or condition of this Lease or the application thereof to any person, firm, corporation, or circumstance is or becomes to any extent invalid or unenforceable, the remainder of this Lease, or the application of such covenant, agreement, or condition to persons, firms, corporations, or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and in lieu of each clause or provision of this Lease that is illegal, invalid, or unenforceable, there shall be added as a part of this Lease a clause or provision as similar’ in terms to such clause or provision as is possible and as may be legal, valid, and enforceable. If any excavation or other building operation shall be made, or about to be made, upon any adjoining property or streets, upon the request of Landlord, Tenant shall permit the owner or lessee of such adjoining property and their respective representatives to enter the Premises and shore the foundations and walls thereof, and to do any other act or thing reasonably necessary, in Landlord’s opinion, for the safety or preservation of the Building and Premises. Landlord’s acceptance of a partial rent payment shall not constitute a waiver of any rights of Tenant or Landlord, including, without limitation, any right Landlord may have to recover possession of the Premises, in unlawful detainer, or otherwise. The parties agree that the covenants and agreements herein contained shall bind and inure to the benefit of Landlord and its successors and assigns, and shall bind and inure to the benefit of Tenant and its successors and assigns, subject to the provisions of paragraph 32, and provided that any consent required to any assignment hereof shall be had and obtained as specified in this Lease.

Exhibits A & B and Addendums I and II, consisting of 7 pages are attached hereto and become part of this Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:	THE EQUITABLE LIFE ASSURANCE
SOCIETY OF THE UNITED STATES

By:	/s/ Christopher C. Curtis
Its:	Christopher C. Curtis Attorney-in-fact
By:
Its:
TENANT:	COLLAGEN CORPORATION
A Delaware Corporation
By.	/s/ Joan M. Trampenau
Its:	Joan M. Trampenau
By:
Its:

BASIC LEASE INFORMATION

1.	Definitions
2.	Term
3.	Rental
4.	Additional Charges for Operating Expenses and Property Taxes
5.	Use
6.	Quiet Enjoyment
7.	Personal Property Taxes
8.	Utilities
9.	Common Areas
10.	Property Insurance
11.	Liability Insurance
12.	Loss Payable Requirements
13.	Waiver of Subrogation
14.	Landlord’s Right to Perform Tenant’s Covenants
15.	Maintenance and Repair
16.	Surrender of Premises
17.	Service Contracts
18.	Waste
19.	Maintenance of Rail Siding
20.	Waiver of Repair and Deduct
21.	Complaince With Laws
22.	Hazardous Materials
23.	Alterations
24.	Property of Landlord
25.	Damage or Destruction
26.	Waiver
27.	Condemnation
28.	Tenant’s Work
29.	Mechanic’s Liens
30.	Financial Statements
31.	Landlord’s Entry
32.	Assignment and Subletting
33.	Subordination
34.	Attornment
35.	Indemnification
36.	Attorneys’ Fees
37.	No Representations
38.	Events of Default
39.	Landlord’s Remedies
40.	Cumulative Remedies
41.	No Waivers
42.	Application of Tenant Deposits
43.	Holding Over
44.	Notices
45.	Limitation of Landlord’s Liability
46.	Estoppel Certificates
47.	Brokerage
48.	Security Deposit
49.	Signage
50.	Miscellaneous

AMENDMENT NUMBER ONE

This Amendment Number One is made this 8th day of July, 1995, by and between THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES, as Landlord and COLLAGEN CORPORATION, a Delaware Corporation, as Tenant.

WITNESSETH

WHEREAS, the parties hereto have entered into a certain Indenture of Lease (the “Lease”) dated the 27th of October, 1993 demising certain Premises in the building at 48340 Milmont Drive, Fremont, California 94538.

WHEREAS, it is the desire of the parties to amend said Lease,

NOW THEREFORE, the parties hereto agree as follows:

1.             TERM: Effective January 4, 1996, the Lease term shall be extended for the term commencing on January 4, 1996 and expiring January 3, 1999, upon all of the terms and conditions set forth in said Lease, except that with regard to any provisions that have been complied with by the Landlord and Tenant and are not carried over and made a part of said Lease as extended.

2.             RENT: Effective January 4, 1996 and continuing through January 3, 1997, the base monthly rental shall be Five Thousand One Hundred Fifty Two Dollars ($5,152.00). Effective January 4, 1997 and continuing through January 3, 1998, the base monthly rental shall be Five Thousand Three Hundred Six and Fifty Six Hundredths Dollars ($5,306.56). Effective January 4, 1998 and continuing through January 3, 1999, the base monthly rental shall be Five Thousand Four Hundred Sixty Five and Seventy Six Hundredths Dollars ($5,465.76).

3.             TENANT ALLOWANCE: Landlord shall furnish to Tenant the sum of Four Thousand Four Hundred Forty Dollars ($4,440.00) as an allowance to Tenant for certain refurbishments to Tenant’s space, Tenant’s consultant fee, and other costs incurred by Tenant in connection with this Amendment.

It is understood and agreed between the parties hereto that said Lease, as hereby amended, shall have the same effect as though made a part of the original term, and all covenants, conditions, remedies, and terms of the original Lease shall remain in full force and effect, except as aforesaid.

IN WITNESS WHEREOF, the parties hereto, being duly authorized, have executed this Amendment Number One as of the date and year first hereinabove written.

THE EQUITABLE LIFE ASSURANCE
SOCIETY OF THE UNITED STATES,
a New York corporation
Lessor

By	/s/ Nancy B. Gille

Date	Nancy B. Gille Investment Officer

COLLAGEN CORPORATION,
a Delaware corporation
Lessee

By	/s/ Gary S. Peterson

Date	14 July '95

COMMENCEMENT OF TERM AGREEMENT

Dated January 6, 1994

WHEREAS, by lease dated October 27, 1993, as same may have been amended, The Equitable Life Assurance Society of the United States (Landlord) leased to Collagen Corporation, a Delaware Corporation (Tenant) the area described therein as 11,200 square feet located at 48340 Milmont Drive, Fremont, California 94538;. and

WHEREAS, said lease’s term is to commence when the Landlord has substantially completed the work required to be performed by it under the lease; and

WHEREAS, Landlord’s work has been substantially completed;

NOW, THEREFORE, in accordance with the above, the parties hereto agree that the term of said lease shall commence on January 4, 1994 and expire on January 3, 1996.

All other terms and conditions of said lease are hereby reaffirmed as being in full force and effect.

THE EQUITABLE LIFE ASSURANCE
SOCIETY OF THE UNITED STATES

By:	/s/ Christopher C. Curtis
	Landlord	CHRISTOPHER C. CURTIS
ATTORNEY-IN-FACT

COLLAGEN CORPORATION,
a Delaware Corporation

By:	/s/ Joan M. Trampena
Tenant

EXHIBIT A

[GRAPHIC]

EXHIBIT B

[GRAPHIC]

ADDENDUM I

Miscellaneous Provisions

Lease Dated October 27, 1993, Between

Collagen Corporation,

a Delaware Corporation

(Tenant)

and

The Equitable Life Assurance Society of the United States

(Landlord)

1.                                       Delivery of Premises: Landlord shall deliver the Premises to Tenant clean and free of debris with the plumbing, lighting, air conditioning, roof, electrical outlets, heating, fire sprinklers, loading doors, all other doors, including personnel, grade level and dock high doors, and all improvements described in Paragraph 5 of this Addendum, in good operating condition on the Lease Commencement Date.” In the event that it is determined that this warranty has been violated, then it shall be the obligation of Landlord, after receipt of written notice from Tenant setting forth specifically the nature of the violation, to promptly, at Landlord’s sole cost, rectify such violation. Tenant’s failure to give such written notice to Landlord within forty-five (45) days after the Lease Commencement Date shall cause the conclusive presumption that Landlord has complied with all of Landlord’s obligations hereunder. Additionally, Landlord shall repair any defective or malfunctioning component of the roof for which Landlord has received written notice from Tenant describing the failure or malfunctioning thereof within ninety (90) days following the Lease Commencement Date.

2.                                       Extended Term: Subject to the provisions of this paragraph, Tenant shall have the  right to extend the term of the Lease for a period of twelve-(12) months, and shall be henceforth referred to as the (“Extended Term”). Tenant may exercise such right  only by giving Landlord written notice of exercise of such right on or before July 1, 1995 and only if no default by Tenant under the Lease exists when Tenant exercises such right. If Tenant fails to exercise such right in accordance with this  paragraph, such right shall terminate. If Tenant exercises such right in accordance  with this paragraph, the term of the Lease shall be extended for the Extended Term.

The Extended Term shall be on and subject to all of the agreements, covenants and conditions in the Lease, except the basic rent shall be the amount determined pursuant to paragraph 2.(a) of this Addendum. References in the Lease to the term of the Lease shall mean and include the term of the Lease as extended for the Extended Term in accordance with this paragraph. If Tenant exercises the right to extend the term of the Lease for the Extended Term in accordance with this paragraph, Landlord and Tenant each shall, promptly after Tenant exercises such right, execute and deliver to the other a written amendment to the Lease which sets forth the extension of the term of the Lease for the Extended Term as defined, but the term of the Lease shall be extended for the Extended Term whether or not such amendment is executed.

a.                                       If Tenant exercises the right to extend the term of the Lease for the Extended Term in accordance with paragraph 3 of this Amendment, the net annual  basic rental during the Extended Term shall be at one hundred percent (100%) of the prevailing fair market rental value of the premises, on and subject to the covenants (except the amount of net annual basic rental) in the Lease. based on then current rent for comparable space in comparable buildings in the area in which the premises are located, leased on terms comparable to the Lease. however, in no event less than the rate payable by Tenant to Landlord during the final month of the initial term. Such fair market rental value shall be determined between July 1, 1995 and July 30, 1995 by written agreement between Landlord and Tenant. If Landlord and

Tenant do not agree in writing on such fair market rental value on or before July 30, 1995, such fair market rental value shall be determined by appraisal in accordance with paragraph 3 of this Amendment. Landlord and Tenant each shall, promptly after any determination of the net annual basic rental pursuant to this paragraph or paragraph 3 of this Amendment. execute and deliver to the other a written amendment to the Lease which sets forth the net annual basic rental during the Extended Term, but such net annual basic rental shall become effective whether or not such amendment is executed. Such net annual basic rental shall be payable in advance in equal monthly installments on the first day of every month during the Extended Term.

3.                                       Appraisal Procedure: If Landlord and Tenant do not agree on the fair market rental value of the premises by the date set forth in paragraph 2(a) of this Addendum, as applicable, such fair market rental value shall be determined as follows: Landlord and Tenant each shall appoint one (1) appraiser within fifteen (15) days after a written request for appointment of appraisers has been given by either Landlord or Tenant to the other. If either Landlord or Tenant fails to appoint its appraiser within such period of fifteen (15) days, such appraiser shall be appointed by the Superior Court of the State of California in and for Alameda County upon application of the other. Each such appraiser shall appraise the premises and submit his or her written report setting forth the appraised fair market rental value to Landlord and Tenant within thirty (30) days after the appointment of both such appraisers. If the higher appraised value in such two (2) appraisals is not more than one hundred ten percent (110%) of the lower appraised value, the fair market rental value of the premises shall be the average of the two (2) appraised values. If the higher appraised value is more than one hundred ten percent (110%) of the lower appraised value, Landlord and Tenant shall agree upon and appoint a neutral third appraiser within fifteen (15) days after both of the first two (2) appraisals have been submitted to Landlord and Tenant. If Landlord and Tenant do not agree and fail to appoint such neutral third appraiser within such period of fifteen (15) days, such neutral third appraiser shall be appointed by the Superior Court of the State of California in and for Alameda County upon application of either Landlord or Tenant. The neutral third appraiser shall appraise the premises and submit his or her written report setting forth the appraised fair market rental value to Landlord and Tenant within thirty (30) days after his or her appointment (or as soon thereafter as practicable). ‘The fair market rental value of the premises shall be the average of the two (2) appraised values in such three (3) appraisals that are closest to each other (unless the differences are equal, in which case the three (3) appraised values shall be averaged). The fair market rental value of the premises, determined in accordance with this paragraph, shall be conclusive and binding upon Landlord and Tenant. Any proceedings in connection with the determination of the fair market rental value of the premises shall be conducted in Alameda County in accordance with California Code of Civil Procedure sections 1280 to 1294.2 (including section 1283.05) or successor California laws then in effect relating to arbitration, All appraisers appointed by Landlord or Tenant, or both of them, shall be members of the American Institute of Real Estate Appraisers of the National Association of Realtors (or its successor), or commercial real estate professionals qualified by appropriate training or experience, and have at least ten (10) year of experience dealing with commercial real estate. The appraiser shall have no power or authority to amend or modify this Lease in any respect and their jurisdiction is limited accordingly. Landlord and Tenant each shall pay the fee and expenses charged by its appraiser plus one-half of the fee and expenses charged by the neutral third appraiser. If the fair market rental value of the premises has not been determined in accordance with this paragraph by the effective date set forth in paragraph 3(a) of this Amendment. as applicable. Tenant shall continue to pay the basic rent then in effect until the fair market rental value of the premises has been determined. Within ten (10) days after such determination. Tenant shall pay to Landlord any deficiency and Landlord shall so credit any surplus in the amount of basic rent which arose between the effective date in question and such determination.

4.                                       In the event Tenant stores any property in the common areas, as defined in Paragraph 9(a. 1), temporarily or permanently and without prior written consent from Landlord, Landlord can issue a written notice to have Tenant remove such property within three (3) days. In the event Tenant fails to remove such property, Landlord, at its sole discretion, can remove such property at Tenant’s sole cost. In the event Tenant does not reimburse Landlord for such cost within seven (7) days, Tenant shall be deemed to be in default of the lease and subject to Landlord’s unilateral cancellation of lease.

5.                                       TENANT IMPROVEMENTS: Landlord, at Landlord’s cost, shall construct a new full height sheet-rocked demising wall, provide separately metered gas and electric to the Premises, remove the mastic coat currently on the floor, remove or grind bolts protruding from the floor, fill cratered areas of floor, provide control of existing lighting within Premises, replace all burned out bulbs, and wash windows inside and out. Provided Tenant fully executes Lease by December 13, 1993, Landlord will deliver Premises (inclusive of above referenced improvements) upon substantial completion of said improvements which are expected to be completed by January 1, 1994.

6.                                       EARLY OCCUPANCY: Once a lease document has been fully executed and Tenant has tendered to Landlord the first month’s base rent of Five Thousand One Hundred Fifty-Two Dollars ($5,152.00) along with a security deposit of Five Thousand One Hundred Fifty-Two Dollars ($5,152.00) and has provided proof of liability insurance of at least Two Million Dollars ($2,000,000.00) naming Lessor as an additional insured, Landlord will grant Tenant early occupancy for the installation of phones and general fit-up, as long as Tenant does not interfere with the completion of tenant improvements.

7.                                       MODIFICATIONS TO BUILDING EXTERIOR: Landlord will, where required by any applicable authority including, but not limited to the Americans with Disabilities Act of 1993, State, local, or municipal ordinances, cause to be constructed all necessary modifications to the exterior of the present premises required-to secure a Certificate of Occupancy for Tenant.

8.                                       OPERATING EXPENSES AUDIT PROVISION: Tenant may audit Landlord’s common area operating costs in order to verify accuracy of CAM charges provided that:

a.             Tenant specifically designates the year Tenant intends to audit which must be within the term of this lease.

b.             Such audit will be conducted only during regular business hours at the office where Landlord maintains CAM expense records and only after Tenant gives Landlord fourteen (14) days notice.

c.             Copy of Audit. Tenant shall deliver to Landlord a copy of the results of such audit within fifteen (15) days of its receipt by Tenant. No such audit shall be conducted if any other tenant has conducted an audit for the time period Tenant intends to audit and Landlord furnishes to Tenant a copy of the results of such audit.

d.             Tenant Not in Default. No audit shall be conducted at any time that Tenant is in default of any of the terms of the Lease.

e.             Limits for Subtenants and Assignees. No subtenant shall have any right to conduct an audit and no assignee shall conduct an audit for any period during which assignee was not in possession of the Premises.

9.                                       HAZARDOUS MATERIALS: Except for Hazardous Materials (as defined below) which were upon the Premises through no act or failure of Tenant before the date of this Lease, Tenant agrees not to cause or permit the presence, use, generation, release, discharge, storage, disposal, or transportation of any Hazardous Materials on, under, in, above, to, or from the Premises other than presence, use, storage and transportation which is both (i) required for and solely incidental to Tenant’s principal use and operation of the Premises, and (ii) in strict compliance with all applicable Laws. Tenant’s obligations under the preceding sentence shall not be applicable to Hazardous Materials that (i) migrate to the Premises from beyond the Premises, or (ii) exist on, under, in, or above the Premises on or before the date on which the Tenant takes occupancy of the Premises. For the purposes of this Lease the term “Hazardous Materials” shall refer to any substances, materials, and wastes that are or become regulated as hazardous or toxic substances under any applicable Laws. Tenant shall indemnify, defend, and hold Landlord harmless from and against and reimburse Landlord for any breach of the foregoing obligations and all of the following which may result from such a breach: (a) any loss, cost, expense, claim, or liability arising out of any investigation, reporting, monitoring, clean-up, containment, removal, storage, or restoration work (“Remedial Work”) required by any Law, governmental agency, or political subdivision or prudent standards of real estate ownership and management that other Landlords with similar condition or situations would adhere to, and (b) any claims of third parties for loss, injury, expense, or damage arising out of the presence, release, or discharge of any Hazardous Materials on, under, in, above, to, or from the Premises during the term of this Lease.

ADDENDUM II

Adjustment to Rent

Lease Dated October 27, 1993, Between

Collagen Corporation,

a Delaware Corporation

(Tenant)

and

The Equitable Life Assurance Society of the United States

(Landlord)

1.             Landlord and Tenant agree that the basic rent referenced in Paragraph 3, Page 3 and 4 of the Lease shall be as follows:

Monthly Amount Due	Monthly Payable
$5,152.00	From the commencement date, on or before January 15, 1994, through January 14, 1996 or as adjusted by Expiration Date contained in the Basic Lease Information.

STANDARD INDUSTRIAL LEASE – MULTI–TENANT, FULL NET

between

THE EQUITABLE LIFE ASSURANCE

SOCIETY OF THE UNITED STATES

as Landlord

and

COLLAGEN CORPORATION

(A DELAWARE CORPORATION)

as Tenant

STANDARD INDUSTRIAL LEASE – MULTI–TENANT, FULL NET

BASIC LEASE INFORMATION

Date:  October 27, 1993

Landlord:  The Equitable Life Assurance Society of the United States

Tenant:  Collagen Corporation, a Delaware Corporation

Premises (Paragraph 1(c)):  11,200 square feet located at 48340 Milmont Drive, Fremont, California 94538

Commencement Date (Paragraph 2):  Upon substantial completion of tenant improvements referenced in Paragraph 5 of Addendum I, which are expected to be completed by January 1, 1994.

Expiration Date (Paragraph 2):  Twenty four (24) months from Commencement Date.

Use (Paragraph 5):   Distribution. warehouse, and other legal uses conforming to the municipal zoning requirements and the CC&Rs applicable to this development as recorded March 30, 197 and modified by the Supplemental Declaration recorded May 7, 1980 and amended by the First Amendment to CC&Rs recorded July 6, 1981.

Basic Rent (Paragraph 3):  Five Thousand One Hundred Fifty-Two Dollars ($5.152.00)

PARKING:   Tenant shall have the unrestricted use of 45 parking stalls.

Tenant’s Percentage Share (Paragraph 1(f)):  16.67% of Building B&C which costs are 44% of the total project (199,680 SF)

Operating Expenses:

Property Taxes:

Security Deposit (Paragraph 48):  Five Thousand One Hundred Fifty-Two Dollars ($5,152.00)

Tenant’s Address
for Notices (Paragraph 44):	Ms. Joan Trampenau
Collagen Corporation
2500 Faber Place
Palo Alto, CA 94303

Landlord’s Address
for Notices (Paragraph 44):	One Bush Street, Suite 1200
San Francisco, CA 94104
ATTN: Vice President of Asset Management

Brokers (Paragraph 47):	MacMillan, Moore & Buchanan, Inc.: Jean Haynee
J.R. Parrish, Inc. - Colliers International
Rob Shannan & Don Reimann

Exhibit(s) and Addendum (Paragraph 50):         See Page 19

The provisions of the Lease identified above in parentheses are those provisions where references to particular Basic Lease Information appear. Each such reference shall incorporate the applicable Basic Lease Information. In the event of any conflict between any Basic Lease Information and the Lease, the latter shall control.

TENANT			LANDLORD

Collagen Corporation			The Equitable Life Assurance Society of the
a Delaware Corporation			United States

By	/s/ Gary S. Petersmeyer	By	/s/ Christopher C. Curtis
Its	President	Its	CHRISTOPHER C.CURTIS
Attorney-in-Fact
By		By
Its		Its